Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	Amex: BPA
BioSante Pharmaceuticals Reports Product Development Highlights
and Third Quarter 2005 Financial Results
LINCOLNSHIRE, Illinois (November 10, 2005) –BioSante Pharmaceuticals, Inc. (AMEX: BPA) today reported product development highlights and financial results for the third quarter ended September 30, 2005.
“We achieved milestones across our key clinical programs this quarter. We presented positive Phase III data for Bio-E-Gel™, licensed three patents that cover the use of testosterone (LibiGel™) to treat hypoactive sexual desire disorder in women on hormone contraception, and entered into an allergy licensing option agreement for our CaP nanotechnology,” said Stephen M. Simes, BioSante’s president and chief executive officer. “We continue to prepare our New Drug Application for Bio-E-Gel. Regarding LibiGel, we are using recent updated guidance from the FDA for testosterone-based products in defining our Phase III protocols, and expect to initiate Phase III clinical studies of LibiGel in the first quarter of 2006.”
Product and Corporate Highlights
•	BioSante presented Phase III clinical data on Bio-E-Gel (bio-identical estradiol gel) at the North American Menopause Society (NAMS) annual meeting in San Diego. Results from the 484-patient study identified three effective doses as well as the lowest effective dose. In the study, Bio-E-Gel significantly decreased the number of hot flashes by 88 percent, from 12.9 per day at baseline to 1.6 after treatment (p<0.0001). The decrease was also significant versus placebo, with a mean decrease of 11.3 hot flashes per day with Bio-E-Gel versus a decrease of 6.1 with placebo (p<0.0001). Bio-E-Gel produced low estradiol blood levels and had a safety profile similar to that observed in the placebo group. Notably, there was minimal application site irritation reported, a side effect known to be associated with transdermal patches.

•	BioSante signed a worldwide license agreement with Wake Forest University Health Sciences and Cedars Sinai Medical Center covering three patents encompassing triple hormone contraception technology, a novel combination of estrogens and progestins with androgens. BioSante plans to study LibiGel (bioidentical testosterone gel) as the androgen component to help restore sexual desire and activity to women taking traditional oral contraceptives who have experienced this side effect. Financial terms include regulatory milestone payments, maintenance payments and royalty payments if a product incorporating the licensed technology is approved and subsequently marketed. In a Phase II study of LibiGel in surgically menopausal women, LibiGel was shown to increase the number of satisfying sexual events by 238 percent. This increase was statistically significant compared to baseline and placebo.

•	In September, BioSante signed a Material Transfer and Option Agreement for an exclusive option to obtain a license to use BioSante’s calcium phosphate nanotechnology (CaP) in the development of a series of allergy products. The undisclosed European partner company will fund its development of potential products for the treatment of conditions including rhinitis, asthma, conjunctivitis, dermatitis, and allergic gastrointestinal diseases. BioSante received a non-refundable $250,000 upfront payment, and could potentially receive more than $10 million dollars in additional maintenance, milestone and royalty payments if the option is exercised and the parties enter into an exclusive license agreement.
Third Quarter 2005 Financial Overview
BioSante incurred a net loss of approximately $1.85 million, or $(0.10) per share for the quarter ended September 30, 2005, compared to a net loss of approximately $2.87 million, or $(0.16) per share for the third quarter of 2004. For the first nine months of 2005, the Company’s net loss totaled approximately $7.2 million, or $(0.37) per share, compared to a net loss of approximately $7.89 million, or $(0.48) per share, for the first nine months of 2004. As of September 30, 2005, the Company’s cash, cash equivalents and short-term investments were approximately $10.3 million. The Company anticipates a cash burn rate of approximately $600,000 per month for the remainder of 2005.
About BioSante Pharmaceuticals, Inc.
BioSante is developing a pipeline of hormone therapy products to treat both men and women. These hormone therapy products are gel formulations for transdermal administration that deliver bioidentical estradiol and testosterone. BioSante’s lead products include Bio-E-Gel™ (bioidentical estradiol gel) for the treatment of women with menopausal symptoms, and LibiGel™ (bioidentical testosterone gel) for the treatment of female sexual dysfunction (FSD). The current market in the U.S. for estrogen and testosterone products is approximately $2.5 billion. The transdermal gel formulations used in the women’s gel products are licensed by BioSante from Antares Pharma Inc. The Company also is developing its calcium phosphate nanotechnology (CaP) for novel vaccines, including biodefense vaccines for toxins such as anthrax and ricin, and drug delivery systems. Additional information is available online at: www.biosantepharma.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding BioSante contained in this press release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that cause actual results to differ materially from those expressed in such forward-looking statements are the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance, and other factors identified and discussed from time to time in BioSante’s filings with the Securities and Exchange Commission, including those risk factors discussed in BioSante’s most recent quarterly report on Form 10-Q, which discussion also is incorporated herein by reference. All forward-looking statements speak only as of the date of this news release. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact: Ritu S. Baral, The Trout Group LLC; (212) 477-9007 ext 25; rbaral@troutgroup.com Daniel Budwick, BMC Communications; (212) 477-9007 ext 14; dbudwick@bmccommunications.com PhillipDonenberg, BioSante Pharmaceuticals; (847) 478-0500; donenber@biosantepharma.com